10.5


        AMENDMENT OF THE ALLIEDSIGNAL INC. INCENTIVE
          COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES

                         WITNESSETH

WHEREAS, AlliedSignal Inc. (the "Corporation") maintains the
AlliedSignal Inc. Incentive Compensation Plan for  Executive
Employees (the "Plan"), an incentive compensation plan for a select group of highly compensated employees; and

WHEREAS, the Corporation is desirous of amending the Plan in certain particulars; and

WHEREAS,   Article   XI  of  the  Plan   reserves   to   the
Corporation's Board of Directors the right to amend the Plan at any time;

NOW,  THEREFORE,  the  Plan  is  hereby  amended,  effective
January 1, 1999, as follows:

1. Article VIII.A is amended by adding the following paragraph thereto:

          The rate of notional established by the Committee shall be set forth on Schedule A attached hereto and
     made   a  part  hereof.   Any  portion  of  such   rate
     designated as "Vested Rate" on such Schedule A shall be nonforfeitable at all times. Any portion of such rate designated as "Contingent Rate" on such Schedule A shall become nonforfeitable only if the Employee is still employed by the Company at the end of the third full calendar year following the calendar year to which the Award relates; provided, however, that in the event an Employee terminates employment with the Company as a result of early or normal retirement (as defined in the
     qualified   pension   plan  in   which   the   Employee
     participates), death or disability (determined  in  the
     same   manner  as  under  the  AlliedSignal   Voluntary
     Employees Beneficiary Association Long-Term Disability Income Plan), no portion of such rate shall be treated as "Contingent", even if such retirement, death or disability occurs prior to the end of the third full calendar year following the calendar year to which the Award relates. The rate established by the Committee and set forth on Schedule A shall remain in effect
     until  superceded  by  action  of  the  Committee   and
     amendment of such Schedule A.

2.   Article VIII is amended by adding the following Section
     E. thereto:

          E. Notwithstanding the foregoing, in the event an Employee's employment with the Company is terminated either voluntarily or for "gross cause" (as defined in the Severance Pay Plan for Designated Career Band 5 Employees of AlliedSignal Inc. or in the AlliedSignal
     Severance   Pay   Plan   for  Senior   Executives,   as
     applicable), the nonforfeitable portion of such Employee's Deferred Awards shall be distributed in a lump sum as soon as practicable after such termination of employment.

3. The Plan is amended by adding the attached Schedule A thereto.

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                          SCHEDULE A
                     Notional Interest Rate

Award Year                  Vested Rate   Contingent Rate  Total Rate
1998 (Bands 5 and below)          6%             3%             9%
1998 (Bands 6 and above)          8%             3%             11%